Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 6, 2004 and the related Prospectus pertaining to the LandAmerica Financial Group, Inc. Stock Incentive Plan, as amended and restated as of May 26, 2004, of our report dated February 18, 2004, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Richmond, Virginia

August 3, 2004